UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 20, 2007

Security With Advanced Technology, Inc.
(Exact name of registrant as specified in charter)

Colorado
(State or other jurisdiction of incorporation)

001-32566 (Commission File Number)	20-1978398 (IRS Employer Identification No.)

10855 Dover Street, Suite 1100 Westminster, Colorado   80021
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (303) 439-0372

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

        At a special meeting of the board of directors (the “Board”) of Security With Advanced Technology, Inc. (the “Company”) held on March 20, 2007, the Board accepted the resignation of the Company’s Chief Executive Officer, Thomas R. Marinelli, effective March 23, 2007 (the “Effective Date”). At the special meeting, the Board appointed Scott G. Sutton Chief Executive Officer of the Company to replace Mr. Marinelli effective on the Effective Date. The Company will continue to pay Mr. Marinelli’s salary and provide him with benefits through March 31, 2007, which is the expiration date of Mr. Marinelli’s employment agreement. Mr. Marinelli will remain a director of the Company.

    Mr. Sutton will serve as Chief Executive Officer and continue to serve as President of the Company pursuant to the terms of his existing employment agreement at an annual salary of $140,000. Pursuant to his employment agreement, Mr. Sutton’s employment with the Company will terminate on January 1, 2009. In the event the Company terminates the employment of Mr. Sutton without cause (as such term is defined in his employment agreement) or Mr. Sutton terminates his employment for good reason (as such term is defined in his employment agreement), the Company is required to pay Mr. Sutton his salary and benefits for a period of six months. At the discretion of the Board, Mr. Sutton may be entitled to receive cash bonuses from the Company. In addition, in connection with the Company’s merger with Vizer Group, Inc. effective December 31, 2006 (the “Merger”), the Company entered into a registration rights agreement with Mr. Sutton, Sandy Sutton (Mrs. Sutton’s spouse) and Michael Cox, whereby Mr. Sutton received piggyback registration rights in connection with any underwritten registration of securities of the Company. In the event of a termination of the employment of Mr. Sutton without cause, Mr. Sutton shall have the right, exercisable once within six months of the date of termination, to cause the Company to register the shares of common stock of the Company issued to Mr. Sutton in connection with the Merger.

        Mr. Sutton’s professional experience and background are as follows:

        Scott G. Sutton – Mr. Sutton founded Vizer Group, Inc. in May 2002 and Avurt International, Inc. in December 2005 and serves as the President of both companies. On December 28, 2006, he became a director, as well as the President, of the Company. He has spent the past 20 years in sales, public relations and operations management for large public and private companies. While working for Hastings & Humble, a public relations firm, during 1987 and 1988, he served as the Public Relations Account Manager for Intel, Tektronix, and White/GMC in Portland, Oregon before joining Target Stores as an Operations Manager in 1988. Mr. Sutton joined CompUSA in 1996 as a Sales and Operations Manager assisting in location and corporate sales growth. In 1998, he joined Milgard Windows as a sales manager before moving on to become the Sales Director of Boulder based Konetix, Inc., a software development company, in 2000. He started Vizer Group, Inc. to fill a technology and IT gap in the facilities security integration market. Mr. Sutton received his B.A. in Communications from Washington State University. Mr. Sutton is 42 years old.

Item 9.01  Exhibits

Exhibit #	Description	Reference

10.1	Employment Agreement, effective as of December 31, 2006, between Security with Advanced Technology, Inc. and Scott G. Sutton	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006 (File No. 001-32566).

10.2	Registration Rights Agreement, effective as of December 31, 2006, between Security with Advanced Technology, Inc. and Scott G. Sutton, Sandy Sutton and Michael Cox	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006 (File No. 001-32566).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2007	Security With Advanced Technology, Inc. Signature: /s/ Jeffrey G. McGonegal Name: Jeffrey G. McGonegal Title: Chief Financial Officer